Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Hibbett, Inc. Amended and Restated Non-Employee Director Equity Plan of our reports dated March 25, 2022, with respect to the consolidated financial statements of Hibbett, Inc. and the effectiveness of internal control over financial reporting of Hibbett, Inc. included in its Annual Report (Form 10-K) for the year ended January 29, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama
June 6, 2022